UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2004

AGL RESOURCES INC.
(Exact name of registrant as specified in its charter)

Georgia	1-14174	58-2210952
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Ten Peachtree Place NE, Atlanta, Georgia 30309
(Address and zip code of principal executive offices)

404-584-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

Item 2.03.

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2004, AGL Resources Inc. and AGL Capital Corporation, our wholly owned subsidiary, closed the amendment of AGL Capital’s existing credit facility that supports its commercial paper program. We fully and unconditionally guarantee the obligations of AGL Capital under the amended credit agreement.   A copy of the First Amendment to Credit Agreement among AGL Capital, AGL Resources, SunTrust Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, JP Morgan Chase Bank, The Bank of Tokyo-Mitsubishi, LTD. and Calyon New York Branch, as documentation agents, and certain other lenders party thereto is attached hereto as Exhibit 10. The First Amendment to Credit Agreement amends the Credit Agreement dated May 26, 2004 among the parties.

Under the terms of the amendment, the initial term of the credit agreement has been extended from May 26, 2007 to September 30, 2009.  The aggregate principal amount available under the amended credit agreement has been increased from $500 million to $750 million, and AGL Capital’s option to increase the aggregate principal amount available for borrowing on not more than one occasion during each calendar year during the term of the amended credit agreement has been increased from $200 million to $250 million.

Interest on borrowings under the amended credit agreement is based upon the type of loan that is drawn under the facility, at AGL Capital’s election, and in such case, on either the annual base rate (ABR) or a Eurodollar Base Rate, each as defined therein, and as further adjusted based on our credit ratings.  Borrowings based on ABR bear interest at rates that fluctuate according to the Prime Rate or the Federal Funds Effective Rate plus ½ of 1%. At our current credit ratings, ABR-based borrowings under the amended credit agreement would bear interest at 2.25%.  At our current credit ratings, borrowings based on the Eurodollar Base Rate would bear interest at 2.29%, reflecting an applicable margin of .45% over the current one-month LIBOR rate.

The amended credit agreement contains standard representations, covenants and events of default for facilities of this type. Upon an uncured event of default under the amended credit agreement, all amounts owing under the credit agreement, if any, will become immediately due and payable and the lenders may terminate their commitments.

We have ongoing relationships with all of the lenders that are parties to our amended credit agreement, for which they have received customary fees and expenses. We also have entered into interest rate swap transactions with certain lenders. Affiliates of certain of the lenders under our amended credit agreement have acted as underwriters for issuances of our equity and debt securities.

Item 9.01.

Financial Statements and Exhibits.

(a)

Exhibits

Exhibit No.	Description

10

First Amendment to Credit Agreement as of September 30, 2004, by and among AGL Resources Inc., AGL Capital Corporation, SunTrust Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, JP Morgan Chase Bank, The Bank of Tokyo-Mitsubishi, Ltd. and Calyon New York Branch, as documentation agents, and the several other banks and other financial institutions named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGL RESOURCES INC.
(Registrant)
Date: October 5, 2004	/s/ Richard T. O’Brien
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10

First Amendment to Credit Agreement as of September 30, 2004, by and among AGL Resources Inc., AGL Capital Corporation, SunTrust Bank, as administrative agent, Wachovia Bank, National Association, as syndication agent, JP Morgan Chase Bank, The Bank of Tokyo-Mitsubishi, LTD. and Calyon New York Branch, as documentation agents, and the several other banks and other financial institutions named therein.